Exhibit 99.1

FOR IMMEDIATE RELEASE

SUPERVALU ANNOUNCES ITS PLAN TO SELL DEAL$ STORES

MINNEAPOLIS – February 22, 2006 - SUPERVALU INC. (NYSE: SVU) today announced that a letter of intent has been signed to sell its standalone Deal$ stores to Dollar Tree Stores, Inc. (NASDAQ: DLTR) for approximately $30.5 million in cash along with a yet-to-be-determined amount of inventory. The company also announced it will incur an asset impairment charge in the fourth quarter of fiscal 2006 of approximately $9 million after-tax, or approximately $.06 per diluted share, as a result of the decision to dispose of Deal$. Fiscal 2006 year-end results will be released in April. The transaction is expected to close in the company’s first quarter of fiscal 2007, subject to customary closing conditions including regulatory approval.

“Over the past four years, Save-A-Lot has successfully integrated general merchandise into our Save-A-Lot grocery stores,” said Bill Moran, president and CEO of Save-A-Lot. “We remain focused on further geographic expansion of the Save-A-Lot combination format.”

Deal$ currently operates 138 stores in 16 states: Alabama, Arkansas, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Missouri, Ohio, Oklahoma, Pennsylvania, Tennessee, West Virginia and Wisconsin.

About SUPERVALU

Celebrating its 135th year of fresh thinking, SUPERVALU INC., a Fortune 500 company, is one of the largest companies in the United States grocery channel. With annual revenues of approximately $20 billion, SUPERVALU holds leading market share positions across the U.S. with its 1,532 retail grocery locations. Through SUPERVALU’s geographically diverse supply chain network, the company provides distribution and related logistics support services to grocery retailers across the nation. SUPERVALU currently has approximately 57,000 employees. For more information about SUPERVALU visit http://www.supervalu.com.

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CONTACTS:

Yolanda Scharton (investors)	Haley Meyer (media)
952 828 4540	952 828 4786
yolanda.scharton@supervalu.com	haley.meyer@supervalu.com